Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces
Appointment of President and Chief Operating Officer

CORAL GABLES, Fla. - November 3, 2016 - Fresh Del Monte Produce Inc. (NYSE: FDP) (the “Company”) announced today that Youssef Zakharia has been appointed to succeed Hani El-Naffy as the Company’s President and Chief Operating Officer, effective November 3, 2016 upon the completion of the previously announced transition of the active employment of Mr. El-Naffy to his position as a consultant for the Company which will last until February 28, 2017. Also as previously announced, Mr. El-Naffy will remain a member of the Company’s Board of Directors. As President and Chief Operating Officer, Mr. Zakharia will have responsibility for all of the Company’s operating units worldwide and will report directly to Mohammad Abu-Ghazaleh, the Company’s Chairman and Chief Executive Officer.

Mr. Zakharia has held positions in the Company’s management for over 16 years, most recently as Executive Vice President and as the Company’s Vice President, Europe and Africa. Previously, Mr. Zakharia also served as Vice President for the Company’s Middle East and North Africa region, Vice President, Human Resources for the Company’s Europe, Africa and Middle East region and Director of Operations for the Company’s Europe, Africa and Middle East region. Before joining the Company, Mr. Zakharia served as the Director of Sales, Europe, Africa and Middle East for A.W. Chesterton and as Director of Operations for Nevada Power Company.
“Youssef has built an impressive track record of strategic and operational accomplishments, particularly in his years as a valued member of our management team,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “He has proven to be a successful and trusted leader in our organization. His wealth of experience across our global operations, particularly in Europe, Africa and the Middle East, make him the ideal person for this position. I am very pleased with his appointment to this critical role as we continue to execute our strategies to achieve sustainable growth.”
About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these

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Fresh Del Monte Produce Inc.

statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information - Risk Factors” in Fresh Del Monte Produce Inc.'s Annual Report on Form 10-K for the year ended January 1, 2016, along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company's web site, www.freshdelmonte.com.

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